Exhibit 99.1
AMETEK Announces Record Second Quarter Results and
Raises Full Year Guidance

Berwyn, Pa., July 31, 2025 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the second quarter ended June 30, 2025.

AMETEK’s second quarter 2025 sales were a record $1.78 billion, a 2.5% increase over the second quarter of 2024. Operating income increased 3% to $461.6 million and operating margins were up 20 basis points to 26.0% versus the prior year.

On a GAAP basis, second quarter earnings per diluted share were $1.55. Adjusted earnings in the quarter were $1.78 per diluted share, up 7% from the second quarter of 2024. Adjusted earnings adds back non-cash, after-tax, acquisition-related intangible amortization of $0.23 per diluted share. A reconciliation of reported GAAP results to adjusted results is included in the financial tables accompanying this release and on the AMETEK website.

"I was pleased with our results in the quarter as we delivered record sales and EBITDA, strong earnings growth, and excellent core margin expansion against the backdrop of a sluggish and uncertain economic environment," commented David A. Zapico, AMETEK Chairman and Chief Executive Officer. "Our flexible operating model and global footprint, along with the outstanding contributions from our colleagues, allowed us to react to changing market conditions and deliver excellent operating results."

Electronic Instruments Group (EIG)
EIG sales in the second quarter were $1.16 billion, an increase of 1% over the same period in 2024. Operating income was $344.4 million in the quarter with operating income margins a very strong 29.7%. “EIG delivered solid performance in the quarter with strong operational execution,” stated Mr. Zapico. “We continue to see customer uncertainty and slower decision making given the global trade challenges. Our pipeline of project activity remains strong across our diverse set of attractive markets.”

Electromechanical Group (EMG)
EMG sales in the second quarter were a record $618.5 million, up 6% from the second quarter of 2024. EMG’s second quarter operating income was up 17% to a record $143.9 million, and operating income margins were up 210 basis points to 23.3% in the quarter versus the prior year’s results.

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“EMG had an excellent quarter highlighted by strong organic sales and orders growth, record-level operating income and robust margin expansion. We are very pleased with EMG's execution and its ability to capitalize on improving demand across attractive end markets,” commented Mr. Zapico.

2025 Outlook
“Our businesses delivered strong operating results in the quarter despite the impact of the on-going trade uncertainty. AMETEK’s flexible and resilient operating structure positions us well to successfully manage through this uncertainty and deliver strong margin expansion and earnings growth,” commented Mr. Zapico.

“Additionally, our strong cash generation and balance sheet provide us meaningful capital to deploy on strategic acquisitions and growth initiatives. We were pleased to recently announce the acquisition of FARO Technologies and welcome the team to AMETEK. Our acquisition pipeline remains strong as we continue to identify opportunities to acquire high quality businesses,” noted Mr. Zapico.

“Given our results in the second quarter and the acquisition of FARO Technologies, we have raised our full year earnings guidance. For 2025, we now expect overall sales to be up mid-single digits compared to 2024. Adjusted earnings per diluted share are now expected to be in the range of $7.06 to $7.20, up 3% to 5% over the comparable basis for 2024. This is an increase from our previous guidance range of $7.02 to $7.18,” he added.

“For the third quarter of 2025, overall sales are expected to be up mid-single digits on a percentage basis compared to the same period last year. Adjusted earnings in the quarter are anticipated to be in the range of $1.72 to $1.76, up 4% to 6% compared to the third quarter of 2024," concluded Mr. Zapico.

Conference Call
AMETEK will webcast its second quarter 2025 investor conference call on Thursday, July 31, 2025, beginning at 8:30 AM ET. The live audio webcast will be available and later archived in the Investors section of www.ametek.com.

About AMETEK
AMETEK (NYSE: AME) is a leading global provider of industrial technology solutions serving a diverse set of attractive niche markets with annualized sales of approximately $7.5 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, Technology Innovation, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. Founded in 1930, AMETEK has been listed on the NYSE for over 90 years and is a component of the S&P 500. For more information, visit www.ametek.com.

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Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance, are "forward-looking statements." Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ materially from expectations. These factors and uncertainties include risks related to AMETEK’s ability to consummate and successfully integrate future acquisitions; risks with international sales and operations, including supply chain disruptions, tariffs, trade disputes and currency conditions; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Forms 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

Contact:
Kevin Coleman
Vice President, Investor Relations and Treasurer
kevin.coleman@ametek.com
Phone: 610.889.5247

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AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net sales	$1,778,056	$1,734,834	$3,510,027	$3,471,014

Cost of sales	1,142,167	1,110,425	2,249,138	2,255,106
Selling, general and administrative	174,263	176,895	344,434	351,178
Total operating expenses	1,316,430	1,287,320	2,593,572	2,606,284
Operating income	461,626	447,514	916,455	864,730
Interest expense	(16,857)	(30,590)	(35,850)	(65,844)
Other (expense) income, net	(2,600)	86	(4,214)	(547)
Income before income taxes	442,169	417,010	876,391	798,339
Provision for income taxes	83,802	79,327	166,266	149,713
Net income	$358,367	$337,683	$710,125	$648,626

Diluted earnings per share	$1.55	$1.45	$3.07	$2.79
Basic earnings per share	$1.55	$1.46	$3.08	$2.80

Weighted average common shares outstanding:
Diluted shares	231,472	232,304	231,507	232,170
Basic shares	230,818	231,437	230,743	231,267

Dividends per share	$0.31	$0.28	$0.62	$0.56

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net sales:
Electronic Instruments	$1,159,571	$1,153,613	$2,303,244	$2,310,392
Electromechanical	618,485	581,221	1,206,783	1,160,622
Consolidated net sales	$1,778,056	$1,734,834	$3,510,027	$3,471,014

Operating income:
Segment operating income:
Electronic Instruments	$344,428	$349,857	$698,478	$702,797
Electromechanical	143,888	123,102	272,606	213,793
Total segment operating income	488,316	472,959	971,084	916,590
Corporate administrative expenses	(26,690)	(25,445)	(54,629)	(51,860)
Consolidated operating income	$461,626	$447,514	$916,455	$864,730

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AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	June 30,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$619,712	$373,999
Receivables, net	1,020,967	948,830
Inventories, net	1,110,502	1,021,713
Other current assets	300,656	258,490
Total current assets	3,051,837	2,603,032

Property, plant and equipment, net	836,373	818,611
Right of use asset, net	245,691	235,666
Goodwill	6,723,879	6,555,877
Other intangibles, investments and other assets	4,408,766	4,417,983
Total assets	$15,266,546	$14,631,169

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt, net	$407,651	$654,346
Accounts payable and accruals	1,460,784	1,444,241
Total current liabilities	1,868,435	2,098,587

Long-term debt, net	1,534,347	1,425,375
Deferred income taxes and other long-term liabilities	1,475,092	1,451,903
Stockholders' equity	10,388,672	9,655,304
Total liabilities and stockholders' equity	$15,266,546	$14,631,169

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AMETEK, Inc.
Reconciliations of GAAP to Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended
	June 30,
	2025	2024

Diluted earnings per share (GAAP)	$1.55	$1.45
Pretax amortization of acquisition-related intangible assets	0.31	0.27
Income tax benefit on amortization of acquisition-related intangible assets	(0.08)	(0.06)

Adjusted Diluted earnings per share (Non-GAAP)	$1.78	$1.66

	Forecasted Diluted Earnings Per Share
	Three Months Ended		Year Ended
	September 30, 2025		December 31, 2025
	Low	High	Low	High

Diluted earnings per share (GAAP)	$1.50	$1.54	$6.15	$6.29
Pretax amortization of acquisition-related intangible assets	0.29	0.29	1.20	1.20
Income tax benefit on amortization of acquisition-related intangible assets	(0.07)	(0.07)	(0.29)	(0.29)
Adjusted Diluted earnings per share (Non-GAAP)	$1.72	$1.76	$7.06	$7.20

Use of Non-GAAP Financial Information
The Company supplements its consolidated financial statements presented on a U.S. generally accepted accounting principles (“GAAP”) basis with certain non-GAAP financial information to provide investors with greater insight, increased transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial tables. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.
The Company believes that these measures provide useful information to investors by reflecting additional ways of viewing AMETEK’s operations that, when reconciled to the comparable GAAP measure, helps our investors to better understand the long-term profitability trends of our business, and facilitates easier comparisons of our profitability to prior and future periods and to our peers.

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